E2open Executive Annual Incentive Plan

This Executive Annual Incentive Plan (“Plan”) is the policy of E2open Parent Holdings, Inc. (“E2open” or “Company”) concerning incentive compensation for each eligible executive of the Company from March 1, 2024 until February 28, 2025 (“Term”). The Plan provides a competitive incentive opportunity designed to drive performance toward the achievement of global corporate objectives.

Eligibility

Eligibility for the Plan is determined by the Compensation Committee (“Committee”) of E2open.

Definitions

“Incentive Payment” is defined as the payment to which an executive governed by the Plan may be entitled if he/she meets the requirements of the Plan. It is comprised of various global corporate components. The Committee shall approve the global corporate component of the Plan on an annual basis.

“Year” is defined as E2open’s fiscal year, March 1st through February 28th or February 29th in leap years.

Plan Funding & Components

Funding for the Plan is based upon E2open’s fiscal corporate results. The Plan is fully funded when E2open’s corporate results meet 100% of target. Whether an executive is entitled to an Incentive Payment, and if so, its amount, will be calculated on an annual basis. Each executive has an incentive target expressed as either a percentage of base salary or as a fixed amount, as determined by the Committee.

Final payout under the Plan is determined and approved by the Committee based on the audited fiscal full Year results of E2open plus the application of any discretion based on personal performance of the executive during the Year, whether positive or negative.

Terms & Conditions

The Plan’s terms, conditions, and administrative practices are subject to E2open’s policies and applicable laws and regulations in the locations in which E2open operates, including without limitation E2open’s Clawback Policy, as amended from time to time. An executive will not receive Incentive Payment if the Committee determines that such receipt would violate such laws, regulations, or Company policies.

Changes in Salary

When an executive’s incentive target is expressed as a percentage of base salary, and the executive’s base salary increases or decreases during the Year, calculation of the Incentive Payment will be pro-rated, taking into consideration the amount of time the executive was at the beginning base salary and the amount of time the executive was at the ending base salary.

Timing of Incentive Payment

The Company will use reasonable efforts to pay the Incentive Payment no later than the sixtieth (60th) day after the filing of the annual report on Form 10-K for the applicable fiscal Year unless otherwise provided in the executive’s employment letter agreement. The Company will withhold from Incentive Payments all appropriate withholdings for statutory taxes. Where applicable, the Incentive Payment will also be subject to deductions according to the executive’s 401(k) deferral election. To receive a payout under the Plan, you must be actively employed at the time the Incentive Payment is made and in good standing, or as otherwise provided in the Executive Severance Plan.

Termination of Employment

Incentive Payments, upon termination of employment, will be paid out in accordance with the provisions of the Executive Severance Plan.

Plan Administration

Except for terms that may differ in an executive’s employment letter at onboarding, employees who have a period of inactivity in the year may nevertheless be eligible for a prorated Incentive Payment. Incentive Payment is prorated for an employee’s actual time in the Plan when:

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The employee was hired or transferred in/out of the Plan during the year; or
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The employee was in an unpaid employment status for a period of time during the year, including time away from work in accordance with e2open’s leave of absence programs. Leave of absence programs vary by region, and include, but are not limited to, medical leave, family leave, and disability.

The Committee reserves the right to administer, construe, and interpret this Plan, to make all determinations related to this Plan (including the calculation of Incentive Payments and the final determination of the dollar value of any individual Executive payment), to approve all Incentive Payments prior to payment, and to resolve all issues and disputes related to this Plan. The Committee’s decisions shall be final and conclusive on all concerned. The Committee reserves the right to modify or terminate this Plan at any time.

The existence of the Plan does not confer any obligation on the Company to employ or continue to employ any participant. This incentive is not a guaranteed element of any participant’s remuneration package.

If any portion of this Plan is deemed to be in conflict with a given local, state, federal or international law, then that portion of the Plan, and that portion only, will not be enforced in the jurisdiction in which it does not conform, but this will not negate other terms and conditions of the Plan. All other provisions of the Plan will remain in full force and effect.

This Plan description, together with the executive’s Incentive Plan Summary Statement, constitute the full and complete agreement between the executive and the Company on the terms described herein, and supersedes any prior agreements, whether oral or written, regarding incentive compensation.

Copyright © 2021. E2open, LLC All rights reserved. CONFIDENTIAL

E2open Executive Annual Incentive Plan

Incentive Plan Summary Statement

Dear [ ],

This statement summarizes your annual incentive opportunity as a participant in the E2open Executive Annual Incentive Plan (the “Plan”) for fiscal year 2025. Your incentive target for fiscal year 2025 is [ ]% of your base salary of $[ ], or $[ ].

The Plan is designed to tie executive compensation to the overall financial success of the Company. It is E2open’s corporate results that drive funding for the Plan payouts, but final payout is also affected by your individual performance and contributions to the Company’s success.

Your incentive payout will be based on E2open’s achievement of the following global corporate objectives for fiscal year 2025:

[Table Omitted]

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Two financial performance metrics:
o
Organic Subscription Revenue Growth on Constant Currency Basis (60% weight)
o
Adjusted EBITDA (40% weight)
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Performance measured over one fiscal year.
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Maximum payout is 200% of target.
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Organic subscription revenue and EBITDA to be constant currency adjusted; FY24 as base.
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Organic subscription revenue growth to be pro forma adjusted for acquisitions or dispositions.
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Compensation Committee shall have 20% positive/negative discretion on final payout based on individual executive performance.
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Organic subscription revenue is non-GAAP subscription revenue which excludes impacts of purchase accounting adjustments, foreign exchange adjustments reflected as pro forma (excluding impacts of acquisition, disposition, or other material changes in the business that are treated as pro forma adjustments for external reporting purposes).
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Adjusted EBITDA is defined as GAAP EBITDA less purchase accounting adjustments, share-based compensation, non-recurring/non-operating costs, acquisition costs, tax receivable agreement adjustments, warrant liability changes, contingent consideration changes, impairment charges, foreign exchange adjustments (i.e. – constant currency) or any other adjustments to derive adjusted EBITDA for external reporting purposes (excluding impacts of acquisition, disposition, or other material changes in the business that are treated as pro forma adjustments).
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General note: The above definitions assume exclusion of impacts outside of the Company's control, such as M&A, litigation, insurance settlement costs, restructuring charges, discontinued ops, changes in accounting principles, changes in tax law or rate, charges related to regulatory changes, war, natural disasters, etc.

To receive a payout under the Plan, you must be actively employed at the time the Incentive Payment is made and in good standing, or as otherwise provided in the Executive Severance

Copyright © 2021. E2open, LLC All rights reserved. CONFIDENTIAL

Plan. Incentive Payments are net of any applicable federal and local statutory deductions and required tax withholdings.

This letter statement is a general summary of the Plan. To learn more about the Plan and its specific terms and conditions, please refer to the Executive Annual Incentive Plan.

Copyright © 2021. E2open, LLC All rights reserved. CONFIDENTIAL